Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports
Second Quarter Financial Results and Raises 2011 Guidance

AUSTIN, Texas--(BUSINESS WIRE)—July 26, 2011--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2011.

Highlights

■	Increased quarterly FFOM per share by 13 percent to $0.43 per fully diluted share or $30.2 million, compared to $0.38 per fully diluted share or $20.3 million for the second quarter prior year.

■	Increased net operating income ("NOI") for same store wholly-owned portfolio by 7.3 percent over the second quarter 2010.

■	Achieved occupancy at the same store wholly-owned portfolio of 91.0 percent as of June 30, 2011 compared to 89.6 percent for the same date prior year.

■
Preleased the same store wholly-owned portfolio for the upcoming academic year to 95.2 percent as of July 22, 2011 with an average rental rate increase of 2.9 percent.  This compares to 94.9 percent preleased for the same date prior year.

■	Preleased the total wholly-owned portfolio for the upcoming academic year to 95.4 percent as of July 22, 2011 with an average rental rate increase of 3.0 percent.

■
Selected by Drexel University to develop an owned American Campus Equity (ACE®) project. The mixed-use development, which will contain approximately 850 beds, 26,600-square-feet of retail space, and a 265-space commercial parking garage, has an estimated development cost of approximately $90 million.

■
Commenced construction on eight owned projects scheduled for completion in August 2012 containing nearly 5,000 beds and representing approximately $261.1 million in development, bringing Fall 2012 expected deliveries to 6,700 beds and $384.6 million.

■	Completed the disposition of Campus Club, an off-campus community serving students attending Georgia Southern University, for a sales price of approximately $34.5 million.

■	Closed on financing and commenced construction on a third-party development at the University of Wyoming containing 332 beds.

■	Closed on a combined $650 million credit facility, consisting of a $450 million unsecured revolving credit facility and a $200 million unsecured term loan.

Second Quarter 2011 Operating Results

Revenue for the 2011 second quarter totaled $90.2 million, up 22.1 percent from $73.9 million in the second quarter 2010. Operating income for the quarter increased $3.9 million or 22.6 percent over the prior year second quarter primarily due to the acquisition of 17 properties during 2010 and increased occupancy and rental rates for the 2010-2011 academic year.  These increases were offset by a decrease in third-party development services revenue during the quarter, a result of the closing of financing and commencement of construction of a third-party development project during the prior year second quarter.  Net income for the 2011 second quarter totaled $21.7 million, or $0.31 per fully diluted share, compared with net income of $0.8 million, or $0.01 per fully diluted share, for the same quarter in 2010. This change was primarily a result of the increase in operating income discussed above, gains totaling $14.6 million recognized on the disposition of four properties during the 2011 second quarter, and a decrease in interest expense resulting from loans paid off in 2010 and 2011 and increased capitalized interest due to an increase in construction activity on our owned development projects.  FFO for the 2011 second quarter totaled $29.4 million, or $0.42 per fully diluted share, as compared to $18.7 million, or $0.35 per fully diluted share for the same quarter in 2010. FFOM for the 2011 second quarter was $30.2 million, or $0.43 per fully diluted share as compared to $20.3 million, or $0.38 per fully diluted share for the same quarter in 2010. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $37.5 million in the quarter, up 7.3 percent from $34.9 million in the 2010 second quarter. Same store wholly-owned property revenues increased by 3.8 percent over the 2010 second quarter due to an increase in occupancy and average rental rates for the 2010-2011 academic year. In total, same store wholly-owned operating expenses remained relatively flat, with a 0.1 percent decrease as compared to the prior year's quarter.  Same store wholly-owned operating expenses for the quarter were affected by a decrease to property tax expense of $0.6 million related to the successful resolution of property tax appeals for certain properties for tax years 2009 through 2011.  This decrease was offset by other general inflationary operating expense increases.  Excluding these property tax adjustments related to prior periods, NOI for same store wholly-owned properties would have increased 5.6 percent over the second quarter of 2010.  NOI for the total wholly-owned portfolio increased 28.8 percent to $45.2 million for the quarter from $35.1 million in the comparable period of 2010.

“This has been a great quarter both operationally and in the implementation of our growth plan,” said Bill Bayless, American Campus CEO. “Same store NOI benefitted from our asset management efforts to favorably resolve property tax appeals, and preleasing is on track for a strong start to the next academic year. Moreover, our 2011 and 2012 combined deliveries, all high-quality developments located pedestrian to or on campus in submarkets with barriers to entry, represent nearly $500 million in growth and should add significant value to our portfolio.”

Portfolio Update

During the quarter, American Campus was selected by Drexel University to develop an owned on-campus ACE project. The proposed 850-bed community is currently in predevelopment negotiations and is expected to cost approximately $90 million.  The urban, high-rise mixed-use development will contain residential, retail and university auxiliary spaces with a commercial parking garage and is scheduled for completion in August 2013.

In May, the company sold Campus Club in Statesboro, a 984-bed unencumbered owned off-campus property serving students attending Georgia Southern University, for a sales price of approximately $34.5 million resulting in net proceeds of approximately $34.1 million.

As of June 30, 2011, construction on Lobo Village, the on-campus ACE project at the University of New Mexico was 95 percent complete and 99.5 percent leased for the upcoming academic year.  Construction on both the Villas at Babcock, the off-campus community serving students attending the University of Texas – San Antonio, and Villas on Sycamore, the off-campus community serving students attending Sam Houston State University, was 99 percent complete and the communities are 100 percent and 99.6 percent leased, respectively, for the upcoming school year.  Additionally, University Village Northwest, the ACE project at Prairie View A&M University, was 84 percent complete and 100 percent leased for the 2011-2012 academic year.

During the quarter and subsequent to quarter-end, the company commenced construction on the following eight owned development projects scheduled to open for occupancy in August 2012:
■	University of New Mexico Phase II (ACE) containing 1,027 beds with project cost of approximately $39.4 million
■	The Suites at Northern Arizona University (ACE) containing 550 beds with project cost of $28.1 million
■	Hilltop Townhomes at Northern Arizona University (ACE) containing 576 beds with project cost of approximately $32.5 million
■	U Club on Frey, an off-campus development serving students attending Kennesaw State University, GA, containing 456 beds with project cost of approximately $22.5 million
■	Campus Edge on UTA Boulevard, an off-campus development serving students attending the University of Texas at Arlington, containing 488 beds with project cost of $24.9 million
■	U Club Townhomes on Marion Pugh, an off-campus development serving students attending Texas A&M University, containing 640 beds with project cost of $34.1 million
■	Villas on Rensch, an off-campus development serving students attending the University at Buffalo, containing 610 beds with project cost of $44.8 million
■	The Village at Overton Park, an off-campus development serving students attending Texas Tech University, containing 612 beds with project cost of $34.8 million.

Also subsequent to the end of the quarter, the company commenced construction on a third-party development project at the University of Wyoming containing 332 beds and scheduled to open for occupancy in August 2012.  Total development fees are estimated to be approximately $1.1 million.

Capital Markets Activity

On May 20, the company closed on a combined $650 million credit facility, consisting of a $450 million unsecured revolving credit facility and a $200 million unsecured term loan. The initial term of the revolving credit facility is three years and the term loan has an initial term of four years. Both facilities may be extended at the company's option for an additional one year period. The revolving credit facility also contains an accordion feature, which allows American Campus to increase the size of the facility by an additional $150 million. Proceeds from the term loan were used to repay the $100 million construction loan on the company's on-campus Vista del Sol project at Arizona State University and the $100 million existing secured term loan.

During the quarter, the company sold 2,131,858 shares of common stock under the ATM program at a weighted average price of $33.93 per share for net proceeds of approximately $71.2 million. The proceeds raised under the program are being used to match fund the company's development activity.

2011 Outlook

The company is increasing its 2011 outlook primarily to reflect anticipated results of the lease-up efforts for the 2011-2012 academic year, updated expectations for third-party development services revenue, and the impact of our capital markets activity during the year. The company believes the financial results for the year ending December 31, 2011 may be affected by, among other factors:

●	national and regional economic trends and events;
●	the successful lease-up and rental rate growth at the company's owned properties for the 2011-2012 academic year;
●	any additional capital markets activity occurring throughout the remainder of the year;
●	the timing of the commencement of construction of ACE and third-party development projects;
●	university enrollment, funding and policy trends;
●	the ability of the company to earn third-party development and management revenues; and
●	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense.

Based upon these assumptions, management anticipates that fiscal year 2011 FFO will be in the range of $1.77 to $1.82 per fully diluted share and that FFOM will be in the range of $1.71 to $1.78 per fully diluted share. All guidance is based on the current expectations and judgment of the company's management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM for the year ending December 31, 2011 and assumptions utilized is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com.  In addition, the company will host a conference call to discuss second quarter results and the 2011 outlook on Wednesday July 27, 2011 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-783-2144 passcode 50629811 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until August 3, 2011 by dialing 888-286-8010 or 617-801-6888 passcode 33892698. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 109 student housing properties containing approximately 67,600 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 142 properties with approximately 92,400 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2011	December 31, 2010
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,418,995	$2,433,844
On-campus participating properties, net	61,186	62,486
Investments in real estate, net	2,480,181	2,496,330

Cash and cash equivalents	48,263	113,507
Restricted cash	26,798	26,764
Student contracts receivable, net	3,616	5,736
Other assets	62,232	51,147

Total assets	$2,621,090	$2,693,484

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$911,508	$1,144,103
Unsecured term loan	200,000	-
Senior secured term loan	-	100,000
Secured agency facility	96,000	101,000
Accounts payable and accrued expenses	30,369	34,771
Other liabilities	57,167	61,011
Total liabilities	1,295,044	1,440,885

Redeemable noncontrolling interests	36,280	34,704

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	693	667
Additional paid in capital	1,546,320	1,468,179
Accumulated earnings and dividends	(256,308)	(249,381)
Accumulated other comprehensive loss	(4,576)	(5,503)
Total American Campus Communities, Inc. and Subsidiaries stockholder’s equity	1,286,129	1,213,962
Noncontrolling interests	3,637	3,933
Total equity	1,289,766	1,217,895

Total liabilities and equity	$2,621,090	$2,693,484

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Wholly-owned properties	$82,927	$65,775	$169,681	$134,175
On-campus participating properties	4,457	4,142	12,104	11,453
Third-party development services	758	1,628	4,582	2,202
Third-party management services	1,803	2,121	3,633	4,335
Resident services	274	242	615	494
Total revenues	90,219	73,908	190,615	152,659

Operating expenses:
Wholly-owned properties	37,961	30,901	76,157	61,083
On-campus participating properties	2,881	2,620	4,625	5,019
Third-party development and management services	2,631	2,796	5,313	5,895
General and administrative	3,278	2,616	6,051	5,369
Depreciation and amortization	21,791	17,082	43,342	33,858
Ground/facility leases	658	753	1,814	1,324
Total operating expenses	69,200	56,768	137,302	112,548

Operating income	21,019	17,140	53,313	40,111

Nonoperating income and (expenses):
Interest income	159	16	209	33
Interest expense	(12,178)	(14,961)	(26,191)	(29,751)
Amortization of deferred financing costs	(1,329)	(997)	(2,559)	(2,008)
Loss from unconsolidated joint ventures	(13)	(711)	(25)	(2,125)
Total nonoperating expenses	(13,361)	(16,653)	(28,566)	(33,851)

Income before income taxes and discontinued operations	7,658	487	24,747	6,260
Income tax provision	(142)	(142)	(285)	(285)
Income from continuing operations	7,516	345	24,462	5,975

Discontinued operations:
Income (loss) attributable to discontinued operations	91	651	1,025	(3,388)
Gain (loss) from disposition of real estate	14,574	(59)	14,574	(3,705)
Total discontinued operations	14,665	592	15,599	(7,093)

Net income (loss)	22,181	937	40,061	(1,118)
Net income attributable to noncontrolling interests	(441)	(169)	(908)	(303)
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$21,740	$768	$39,153	$(1,421)

Net income (loss) per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders – basic and diluted	$0.31	$0.01	$0.57	$(0.03)

Weighted-average common shares outstanding:
Basic	68,655,732	52,335,642	67,810,944	52,285,919
Diluted	69,211,856	52,853,003	68,387,966	52,829,613

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds From Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$21,740	$768	$39,153	$(1,421)
Noncontrolling interests	441	169	908	303
(Gain) loss from disposition of real estate	(14,574)	59	(14,574)	3,705
Loss from unconsolidated joint ventures	13	711	25	2,125
FFO from unconsolidated joint ventures (1)	3	(437)	7	(1,244)
Real estate related depreciation and amortization	21,745	17,410	43,652	34,848
Funds from operations (“FFO”)	29,368	18,680	69,171	38,316

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss (income) from on-campus participating properties	1,296	1,435	(1,346)	(710)
Amortization of investment in on-campus participating properties	(1,109)	(1,080)	(2,207)	(2,159)
FFO from Hampton Roads unconsolidated joint venture (2)	-	-	-	160
	29,555	19,035	65,618	35,607
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	433	486	1,274	792
Management fees	205	188	555	521
Impact of on-campus participating properties	638	674	1,829	1,313
Elimination of provision for asset impairment – wholly-owned property (4)	-	-	-	4,036
Elimination of provision for asset impairment – unconsolidated joint ventures (5)	-	632	-	1,414
Funds from operations - modified (“FFOM”)	$30,193	$20,341	$67,447	$42,370

FFO per share - diluted	$0.42	$0.35	$1.00	$0.71

FFOM per share - diluted	$0.43	$0.38	$0.97	$0.78

Weighted average common shares outstanding - diluted	70,233,419	54,139,051	69,426,684	54,124,104

(1)
Represents our share of the FFO from three joint ventures in which we are or were a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% noncontrolling interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH. In September and November 2010, we purchased Fidelity’s 90% interest in 14 joint venture properties. Subsequent to the acquisition, the 14 properties are now wholly-owned and are consolidated by the company. One property was not acquired and will continue to be owned by one of the Fidelity Joint Ventures.

(2)
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents amounts accrued for the interim periods.

(4)
Represents an impairment charge recorded during the three months ended March 31, 2010 for Campus Walk - Oxford, a property that was sold in April 2010. Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company's real estate investments on a comparative basis.

(5)	Represents our share of impairment charges recorded during the three and six months ended June 30, 2010 for three properties owned through our unconsolidated Fidelity Joint Ventures.

Table 4
American Campus Communities, Inc. and Subsidiaries
2011 Outlook1
(unaudited, dollars in thousands, except per share data)

	Low	High
Net income	$53,200	$57,300
Noncontrolling interests	1,200	1,300
Gain from disposition of real estate	(14,600)	(14,600)
Depreciation and amortization	85,200	85,200
Funds from operations (“FFO”)	125,000	129,200

Elimination of operations from on-campus participating properties	(6,700)	(6,900)

Modifications to reflect operational performance of on-campus participating properties	3,000	3,400
Funds from operations – modified (“FFOM”)	$121,300	$125,700

Weighted average common shares outstanding – diluted	70,800,000	70,800,000

Net income per share – diluted	$0.75	$0.81

FFO per share – diluted	$1.77	$1.82

FFOM per share – diluted	$1.71	$1.78

1
Assumes: (1) the company will achieve property level net operating income of $186.0 million to $187.9 million, which includes $2.1 million in net operating income from four properties sold during 2011; (2) no property acquisitions; (3) the company will generate third-party development and management services revenues from $13.2 million to $15.1 million; and (4) no additional capital markets activity other than utilizing the remaining $50 million available under the company’s ATM equity program.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000